Exhibit 99.2

ARTICLES OF MERGER
of
TUSCANY MINERALS, LTD.
into
TUSCANY MINERALS LTD.

Pursuant to the provisions of the Wyoming Business Corporation Act, the undersigned corporations adopt the following articles of merger:

1.

The Plan of Merger is as follows: Tuscany Minerals, Ltd., a Washington corporation (“Tuscany Washington”), will merge with and into Tuscany Minerals Ltd., a Wyoming corporation (“Tuscany Wyoming”) and wholly-owned subsidiary of Tuscany Washington, with Tuscany Wyoming as the surviving corporation, the terms and conditions of which are set out in an Agreement and Plan of Merger dated April 8, 2009 (the “Merger Agreement”), between Tuscany Washington and Tuscany Wyoming (the “Merger”).

2.

The Merger Agreement was adopted by Tuscany Wyoming by consent of its sole shareholder by a resolution dated April 8, 2009. In accordance with the Wyoming Business Corporation Act, the number of the Shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of Tuscany Wyoming.

3.

At a special meeting of the shareholders of Tuscany Washington, held on ______________, 2009 (the “Meeting”), all of the holders of Tuscany Washington’s 12,538,000 shares of common stock, par value $0.001 per share (the “Shares”) were entitled to vote for or against the adoption of the Merger Agreement at the Meeting.

4.

At the Meeting, _____________ votes, representing ____% of the Shares were cast in favor of adopting the Merger Agreement and _______________ votes, representing ____% of the Shares were cast against the adoption of the Merger Agreement. In accordance with the Washington Business Corporation Act, the number of the Shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of Tuscany Washington.

5.	All entities party to the Merger Agreement have complied with the laws of their respective jurisdiction of organization concerning the Merger.

TUSCANY MINERALS, LTD.

Per: _______________________________________
By:
Date:

TUSCANY MINERALS LTD.

Per: _______________________________________
By:
Date: